EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement No. 333-133264 on Form S-3, Registration Statement No. 333-123401on Form S-3, Registration No. 333-115033 on Form S-3, Registration Statement No. 333-108672 on Form S-8 and Registration Statement No.108673 on Form S-8 of VendingData Corporation of our report dated September 28, 2006, related to the consolidated financial statements of Dolphin Advanced Technologies Pty Limited as of and for the years ended June 30, 2005 and 2004 appearing in this Current Report on Form 8-K/A of VendingData Corporation dated September 29, 2006.

/s/ Deloitte Touche Tohmatsu

Melbourne, Australia

September 29, 2006
Deloitte Touche Tohmatsu